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                                      SCHEDULE A


           SCHEDULE OF COMMISSION EXPENSES UNDER FLEXIBLE PAYMENT DEFERRED
                   VARIABLE ANNUITY CONTRACT (FILE NUMBER 33-12333)

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       Commissions to registered agent:     .20% per annum of accumulation value



In addition, MIMLIC Sales or Minnesota Mutual may pay, based uniformly on the sale of variable annuity contracts by such broker-dealers, credits which allow registered representatives who are responsible for sales of variable annuity contracts to attend conventions and other meetings sponsored by Minnesota Mutual or its affiliates for the purpose of promoting the sale of the insurance and/or investment products offered by Minnesota Mutual and its affiliates. Such credits may cover the registered representatives' transportation, hotel accommodations, meals, registration fees and the like. Minnesota Mutual may also pay those registered representatives amounts based upon their production and the persistency of life insurance an annuity business placed with Minnesota Mutual.